                                                                      EXHIBIT 99


   Unaudited Financial Statements of IRT Partners L.P. for the three and nine months ended September 30, 2000


                                IRT PARTNERS L.P.

                                 BALANCE SHEETS
                             (Dollars in thousands)

                                                                       September 30,      December 31,
                                                                          2000               1999
                                                                       -------------      ------------
ASSETS
                Rental properties                                         $ 149,424       $ 147,123
                Accumulated depreciation                                    (23,137)        (20,518)
                                                                          ---------       ---------
                             Net rental properties                          126,287         126,605

                Cash and cash equivalents                                     4,210             359
                Advances to affiliate, net                                    2,703           8,923
                Prepaid expenses and other assets                             2,558           1,947
                                                                          ---------       ---------

                             Total assets                                 $ 135,758       $ 137,834
                                                                          =========       =========

LIABILITIES & PARTNERS' CAPITAL

Liabilities:
                Mortgage notes payable, net                               $  30,746       $  31,181
                Accrued expenses and other liabilities                        2,543           2,545
                                                                          ---------       ---------

                             Total liabilities                               33,289          33,726

Limited partners' capital interest (815,852 OP Units in 2000
 and 1999, respectively) at redemption value                                  6,899           6,374

Commitments and contingencies  (Note 3)

Partners' capital
                General partner (114,613 OP Units in 2000 and
                  1999, respectively)                                         1,025           1,041

                Limited partner (10,530,883 OP Units in 2000 and
                  1999, respectively)                                        94,545          96,693
                                                                          ---------       ---------

                             Total partners' capital                         95,570          97,734
                                                                          ---------       ---------

                             Total liabilities and partners' capital      $ 135,758       $ 137,834
                                                                          =========       =========

      The accompanying notes are an integral part of these balance sheets.


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
                                IRT PARTNERS L.P.

                             STATEMENTS OF EARNINGS
        For the Three and Nine Months Ended September 30, 2000 and 1999
                                 (In thousands)

                                                                              Three Months Ended        Nine Months Ended
                                                                                 September 30,             September 30,
                                                                              -------------------      ---------------------
                                                                                2000        1999        2000          1999
                                                                              ------       ------      -------      -------
 Revenues:
         Income from rental properties                                         $5,049      $4,783      $15,224      $14,788
         Interest income from affiliate                                            70         120          304          192
                                                                               ------      ------      -------      -------
                  Total revenues                                                5,119       4,903       15,528       14,980

 Expenses:
         Operating expenses of rental properties                                1,357       1,208        3,990        3,615
         Interest on mortgages                                                    609         620        1,835        1,800
         Depreciation                                                             873         826        2,619        2,524
         General and administrative                                               271          --          641            3
                                                                               ------      ------      -------      -------
                   Total expenses                                               3,110       2,654        9,085        7,942
                                                                               ------      ------      -------      -------
                   Earnings before gain on sales of properties                  2,009       2,249        6,443        7,038

 Gain on sales of properties                                                       --          --           --        1,130
                                                                               ------      ------      -------      -------
                  Net earnings                                                 $2,009      $2,249      $ 6,443      $ 8,168
                                                                               ======      ======      =======      =======


         The accompanying notes are an integral part of this statement.

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


                                IRT Partners L.P.

                             STATEMENT OF CASH FLOWS
             For the Nine Months Ended September 30, 2000 and 1999
                                 (In thousands)


                                                                                    Nine Months Ended
                                                                                       September 30,
                                                                                     2000           1999
                                                                                   -------       --------
Cash flows from operating activities:
     Net earnings                                                                  $ 6,443       $  8,168
     Adjustments to reconcile earnings to net cash from operating activities:
          Depreciation                                                               2,619          2,524
          Gain on sales of properties                                                   --         (1,131)
          Changes in assets and liabilities:
               Increase in prepaid expenses and other assets                          (611)          (713)
               (Decrease) increase in accrued expenses and other liabilities            (1)         1,509
                                                                                   -------       --------

Net cash flows from operating activities                                             8,450         10,357
                                                                                   -------       --------

Cash flows used in investing activities:
     Additions to real estate investments, net                                      (2,301)       (16,415)
     Proceeds from sales of properties, net                                             --          8,867
                                                                                   -------       --------

Net cash flows used in investing activities                                         (2,301)        (7,548)
                                                                                   -------       --------

Cash flows used in financing activities:
     Distributions paid, net                                                        (8,083)        (7,805)
     Collection (disbursement) of advances to affiliate, net                         6,220        (10,124)
     Increase in mortgage notes payable                                                 --          5,742
     Issuance of units for cash                                                         --          9,259
     Principal amortization of mortgage notes payable                                 (435)          (385)
                                                                                   -------       --------

Net cash flows used in financing activities                                         (2,298)        (3,313)
                                                                                   -------       --------

Net decrease in cash and cash equivalents                                            3,851           (504)

Cash and cash equivalents at beginning of period                                       359          1,103
                                                                                   -------       --------

Cash and cash equivalents at end of period                                         $ 4,210       $    599
                                                                                   -------       --------

Supplemental disclosures of cash flow information:

     Total cash paid for interest                                                  $ 1,838       $  1,767
                                                                                   =======       ========

         The accompanying notes are an integral part of this statement.

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


                               IRT PARTNERS L.P.

                          NOTES TO FINANCIAL STATEMENTS

                               September 30, 2000

1.       Unaudited Financial Statements

               These financial statements for interim periods are unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to a fair presentation of the financial statements as of September 30, 2000 have been recorded. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for future interim periods or for a full year.

2.       Organization and Nature of Operations

               IRT Partners L.P. ("LP"), a Georgia limited partnership formed on July 15, 1998, is the entity through which IRT Property Company (the "Company"), a self-administered and self-managed real estate investment trust, conducts a portion of its business and owns (either directly or through subsidiaries) a portion of its assets. LP was formed by the Company in order to enhance acquisition opportunities by offering potential sellers of properties the ability to engage in tax-deferred sales in exchange for Operating Partnership Units ("OP Units") of LP which are redeemable for shares of common stock of the Company. The Company serves as general partner of LP and, on August 1, 1998, contributed 20 of its shopping centers and related assets and cash to LP in exchange for OP Units.

               As a result of acquisitions and dispositions, as of September 30, 2000, LP owned 24 neighborhood and community shopping centers located in Florida, Georgia, Tennessee and North Carolina. The Company and IRT Management Company, one of the Company's wholly-owned subsidiaries, collectively own approximately 92.9% of LP as of September 30, 2000. The shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores and/or discount variety stores.

               LP currently has several unaffiliated limited partners resulting from the acquisition of three Florida properties in August 1998. The unaffiliated limited partners have the option to require LP to redeem their OP Units at any time, in which event LP has the option to purchase the OP Units for cash or convert them into one share of the Company's common stock for each OP Unit.

3.       Commitments and Contingencies

               LP has guaranteed the bank indebtedness and senior indebtedness of the Company.


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